As filed with the Securities and Exchange Commission on June 25, 2008

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WESTSIDE ENERGY CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Nevada	88-0349241
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3131 Turtle Creek Blvd., Suite 1300

Dallas, Texas 75219

(Address of Principal Executive Offices, Including Zip Code)

WESTSIDE ENERGY CORPORATION 2008 LONG TERM INCENTIVE PLAN

(Full Title of the Plan)

Douglas G. Manner

President and Chief Executive Officer

Westside Energy Corporation

3131 Turtle Creek Blvd., Suite 1300

Dallas, Texas 75219

(214) 522-8990

(Name, Address and Telephone Number of Agent For Service)

copy to:

Guy Young

Haynes and Boone, LLP

1221 McKinney, Suite 2100

Houston, Texas 77010

(713) 547-2081

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.01 per share	35,000,000 shares	$3.00 (2)	$105,000,000 (2)	$4,126.50
Common Stock, par value $.01 per share	2,310,000 shares	$5.145 (3)	$11,884,950 (3)	$467.08

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional shares of Common Stock as may become issuable pursuant to the antidilution provisions of the 2008 Long Term Incentive Plan.

(2)	The price for 35,000,000 shares being registered hereby is based on a price of $3.00, which is the exercise price per share with respect to the 35,000,000 shares that will be subject to options to be issued under the 2008 Long Term Incentive Plan on the effective date of the consummation of the transactions contemplated by the Contribution Agreement dated December 31, 2007, by and among the Company (defined below) and Knight Energy Group I Holding Co., LLC, Knight Energy Group II Holding Company, LLC, Knight Energy Management Holding Company, LLC, Hawk Energy Fund I Holding Company, LLC, RCH Energy Opportunity Fund I, L.P., David D. Le Norman, Crusader Energy Group Holding Co., LLC, Knight Energy Group, LLC, Knight Energy Group II, LLC, Knight Energy Management, LLC, Hawk Energy Fund I, LLC, RCH Upland Acquisition, LLC, Crusader Management Corporation, and Crusader Energy Group, LLC.

(3)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(h) under the Securities Act. The price for 2,310,000 shares being registered hereby is based on a price of $5.145, which is the average of the high and low trading prices of the Registrant’s common stock as reported on the American Stock Exchange on June 19, 2008.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Westside Energy Corporation (the “Registrant” or “Company”) will send or give to all participants in the Westside Energy Corporation 2008 Long Term Incentive Plan the document(s) containing information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Form S-8 Registration Statement (the “Registration Statement”) pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents have been filed by the Company with the Commission and are incorporated by reference into this Registration Statement and will be deemed to be a part hereof:

(a) The Company’s Annual Report on Form 10-KSB (File No. 001-32533), filed with the Commission on April 1, 2008, for the fiscal year ended December 31, 2007, as amended by Amendment No. 1 to the Company’s Form 10-KSB, filed with the Commission on April 29, 2008.

(b) The Company’s Quarterly Report on Form 10-Q (File No. 001-32533), filed with the Commission on May 14, 2008, for the fiscal quarter ended March 31, 2008.

(c) The Company’s Current Reports on Form 8-K (File No. 001-32533), filed with the Commission on May 28, 2008 (Items 8.01 and 9.01), and on January 7, 2008 (Items 1.01, 3.02, 5.02, 5.03 and 9.01).

(d) The Company’s Definitive Proxy Statement on Schedule 14A (File No. 001-32533), filed with the Commission on May 28, 2008.

(e) All other reports filed by the Company with the Commission since December 31, 2007, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(f) The description of the Company’s Common Stock, $0.01 par value per share, contained in Item 8 of the Company’s Form 10-SB (File No. 000-49837), originally filed with the Commission on May 28, 2002, and as amended by the Company’s Form 10-SB/A, filed with the Commission on June 14, 2002, by the Company’s Form 10-SB/A, filed with the Commission on April 19, 2004, and by the Company’s Form 10-SB/A, filed with the Commission on April 22, 2005.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 78.7502 of the Nevada Revised Statutes (the “NRS”) sets forth the conditions and limitations governing the indemnification of officers, directors and other persons. This section provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or was serving at the request of the corporation in a similar capacity with another corporation or other entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection therewith if certain conditions are met. The required conditions are that (a) the person to be indemnified acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, or (b) the person’s action or failure to act did not constitute a breach of his or her fiduciary duties as a director or officer and any such breach did not involve intentional misconduct, fraud, or a knowing violation of law. With respect to a suit by or in the right of the corporation, indemnity may be provided to the persons listed in the above paragraph under Section 78.7502 of the NRS on a basis similar to that set forth above, except that no indemnity may be provided in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and to the extent that the court in which such action, suit or proceeding was brought or other court of competent jurisdiction determines that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems appropriate. Moreover, Section 78.7502 of the NRS provides for mandatory indemnification of a director, officer, employee or agent of the corporation to the extent that such person has been successful in defense of any such action, suit or proceeding.

Section 78.751 of the NRS provides that the articles of incorporation, the bylaws, or an agreement made by the corporation may provide that the expenses of an officer or director in defending an action, suit or proceeding must be paid as they are incurred and before the final disposition of the action, upon receipt of an undertaking to repay such amounts if it is ultimately determined that such person is not entitled to be indemnified. Section 78.751 of the NRS also provides that the indemnification may not be made (unless ordered by a court or for the advancement of expenses made as described in the foregoing sentence) if a final adjudication establishes that the person’s acts or omissions involved intentional misconduct, fraud, or a knowing violation of the law and was material to the cause of action. Together, Sections 78.7502 and 78.751 of the NRS establish provisions for determining that a given person is entitled to indemnification. Section 78.751 also states that the indemnification provided by or granted under these sections is not exclusive of any rights to indemnity or advancement of expenses to which such person may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Both the Company’s Second Amended and Restated Bylaws, as amended (the “Bylaws”), and Section 78.752 of the NRS provide that a corporation may purchase insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

The Company’s Restated Articles of Incorporation (“Articles of Incorporation”) provide that the personal liability of the directors of the Company is eliminated to the fullest extent permitted by Chapter 78 of the NRS.

In addition, the Company’s Bylaws provide that the Company will indemnify, to the fullest extent permitted by Nevada law, any director or officer who was or is a party to, or is threatened to be made a party to, or is otherwise involved in, any threatened, pending, or completed action, suit or proceeding (including an action, suit or proceeding by the Company), whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a director or officer of the Company or is or was serving in any capacity at the request of the Company as a director, officer, employee, agent, partner, member, manager or fiduciary of, or in any other capacity for, another corporation or any partnership, joint venture, limited liability company, trust, or other enterprise. The indemnification of directors and officers shall be against all expense, liability and loss (including attorneys’ fees, judgments, fines, taxes, penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by a director or officer in connection with any such action, suit or proceeding; provided that such director or officer either is not liable pursuant to Section 78.138 of the NRS or acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any action, suit or proceeding that is criminal in nature, had no reasonable cause to believe that his or her conduct was unlawful. The Bylaws also provide that the expenses of directors and officers incurred as a party to any threatened, pending, or completed action, suit or proceeding (including an action, suit or proceeding by the Company), whether civil, criminal, administrative, or investigative, must be paid by the Company or through insurance purchased and maintained by the Company or through other financial arrangements made by the Company, as they are incurred and in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of such director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation.

The Company has purchased and currently maintains a directors’ and officers’ errors and omissions insurance policy. In addition, the Company has entered into an indemnification agreement with each of its directors and officers providing for indemnification under certain circumstances.

The above discussion of Chapter 78 of the NRS, the Articles of Incorporation, the Bylaws, and the indemnification agreements is not intended to be exhaustive and is qualified in its entirety by reference to such statutes and documents.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of the Company with the Commission, each of the following exhibits is filed herewith:

Exhibit Number	Description
4.1	Specimen Stock Certificate for Registrant’s Common Stock, previously filed with the Commission as Exhibit 4.01 to the Registrant’s Pre-effective Amendment No. 1 to the Registration Statement on Form SB-2 (SEC File No. 333-120659) on December 23, 2004, and incorporated herein by reference.

4.2	Westside Energy Corporation 2008 Long Term Incentive Plan, previously filed with the Commission as Annex C to the Registrant’s Definitive Proxy Statement (File No. 001-32533) on May 28, 2008, and incorporated herein by reference.

4.3	Form of Option Award Agreement under the Westside Energy Corporation 2008 Long Term Incentive Plan, previously filed with the Commission as Exhibit B to Annex C to the Registrant’s Definitive Proxy Statement (File No. 001-32533) on May 28, 2008, and incorporated herein by reference.

5.1	Opinion of Lewis and Roca LLP.

23.1	Consent of Malone & Bailey, PC.

23.2	Consent of KPMG LLP.

23.3	Consent of LaRoche Petroleum Consultants, Ltd. regarding Westside Energy Corporation

23.4	Consent of LaRoche Petroleum Consultants, Ltd. regarding Knight Energy Group, LLC; Hawk Energy Fund I, LP; RCH/Upland Acquisition, LLC; and Knight Energy Group II, LLC

23.5	Consent of Pinnacle Energy Services, LLC

23.6	Consent of Lewis and Roca LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (included on the signature pages of this Registration Statement).

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Registrant is against public policy as expressed in the Securities Act and agrees to be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on June 24, 2008.

WESTSIDE ENERGY CORPORATION

By:	/s/ Douglas G. Manner
Douglas G. Manner President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Douglas G. Manner and Sean J. Austin, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-and post-effective amendments) to this Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Douglas G. Manner Douglas G. Manner	Director, President & Chief Executive Officer (Principal Executive Officer)	June 24, 2008

/s/ Keith D. Spickelmier Keith D. Spickelmier	Director & Chairman of the Board	June 24, 2008

/s/ Sean J. Austin Sean J. Austin	Vice President & Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 24, 2008

/s/ Craig S. Glick Craig S. Glick	Director	June 24, 2008

/s/ John T. Raymond John T. Raymond	Director	June 24, 2008

/s/ Herbert C. Williamson, III Herbert C. Williamson, III	Director	June 24, 2008

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Specimen Stock Certificate for Registrant’s Common Stock, previously filed with the Commission as Exhibit 4.01 to the Registrant’s Pre-effective Amendment No. 1 to the Registration Statement on Form SB-2 (SEC File No. 333-120659) on December 23, 2004, and incorporated herein by reference.

4.2	Westside Energy Corporation 2008 Long Term Incentive Plan, previously filed with the Commission as Annex C to the Registrant’s Definitive Proxy Statement (File No. 001-32533) on May 28, 2008, and incorporated herein by reference.

4.3	Form of Option Award Agreement under the Westside Energy Corporation 2008 Long Term Incentive Plan, previously filed with the Commission as Exhibit B to Annex C to the Registrant’s Definitive Proxy Statement (File No. 001-32533) on May 28, 2008, and incorporated herein by reference.

5.1	Opinion of Lewis and Roca LLP.*

23.1	Consent of Malone & Bailey, PC. *

23.2	Consent of KPMG LLP.*

23.3	Consent of LaRoche Petroleum Consultants, Ltd. regarding Westside Energy Corporation*

23.4	Consent of LaRoche Petroleum Consultants, Ltd. regarding Knight Energy Group, LLC; Hawk Energy Fund I, LP; RCH/Upland Acquisition, LLC; and Knight Energy Group II, LLC*

23.5	Consent of Pinnacle Energy Services, LLC*

23.6	Consent of Lewis and Roca LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (included on the signature pages of this Registration Statement).

*	filed herewith.